Exhibit 99.1

HEARTLAND PAYMENT SYSTEMS COMPLETES ACQUISITION
OF ALLIANCE DATA’S NETWORK SERVICES BUSINESS
PRINCETON, NJ—May 30, 2008— Heartland Payment Systems (NYSE: HPY), a leading provider of credit/debit/prepaid card processing, payroll, check management and payment services, today completed the acquisition of the Network Services business of Alliance Data Systems Corporation (NYSE: ADS) for $77.5 million in cash. The parties’ definitive agreement for this acquisition was previously announced on May 5, 2008.
“With the closing of the acquisition, Heartland becomes one of the leading providers of payment processing services to the petroleum industry, the second largest — and one of the fastest growing — verticals in our market,” said Bob Carr, chairman and chief executive officer of Heartland. “By integrating Network Services’ intellectual property with Heartland’s proprietary end-to-end processing platform, we can achieve processing efficiencies and economies of scale to offer our combined clients and others best-in-class payments solutions. Our national sales organization of more than 1,200 relationship managers will soon be offering these solutions to companies nationwide. We are very pleased to have the Network Services clients and employees join our organization.”
Heartland believes the acquisition will be non-dilutive to earnings in 2008 and accretive thereafter.
SunTrust Robinson Humphrey served as financial advisor, and Womble Carlyle Sandridge & Rice served as legal advisor for Heartland in connection with this transaction.
About Heartland Payment Systems
Heartland Payment Systems, Inc., a NYSE company trading under the symbol HPY, delivers credit/debit/prepaid card processing, payroll, check management and payment solutions to more than 165,000 businesses nationwide.
Heartland is the founding supporter of The Merchant Bill of Rights, a public advocacy initiative that educates merchants about fair credit and debit card processing practices. For more information, visit www.heartlandpaymentsystems.com and www.MerchantBillOfRights.com.
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About Alliance Data’s Network Services
Alliance Data’s Network Services business is a leading provider of payment processing solutions, serving a variety of industries such as petroleum, convenience store, parking and retail. Services include payment processing, prepaid services, POS terminal, helpdesk services and merchant bankcard services.
Forward-looking Statements
This press release may contain statements of a forward-looking nature which represent our management’s beliefs and assumptions concerning future events. Forward-looking statements involve risks, uncertainties and assumptions and are based on information currently available to us. Actual results may differ materially from those expressed in the forward-looking statements due to many factors. Information concerning these factors is contained in the Company’s Securities and Exchange Commission filings, including but not limited to, the Company’s registration statement on Form 10- K, or Form 10-Q as applicable. We undertake no obligation to update any forward-looking statements to reflect events or circumstances that may arise after the date of this release.
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Investor Contact
Joe Hassett
Gregory FCA Communications
610.642.8253 ext. 120
JoeH@GregoryFCA.com
Media Contact
Paul Johnson
Gregory FCA Communications
610.228.2113
Paul@GregoryFCA.com
-or-
Nancy Gross
Heartland Payment Systems
215.519.7367
nancy.gross@e-hps.com